Exhibit 11

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                            DEVON ENERGY CORPORATION
                        Computation of Earnings Per Share



                                                                   Year Ended December 31,
                                                             ------------------------------
                                                             1995          1994        1993
                                                             ----          ----        ----

   PRIMARY EARNINGS PER SHARE

   Computation for Statement of Operations
   Net earnings per statement of operations                $14,501,899  13,744,711  20,485,772

   Weighted average common shares outstanding               22,073,550  21,551,581  20,822,029

   Primary earnings per share                                    $0.66        0.64        0.98

   Additional Primary Computation (A)
   Net earnings per statement of operations                $14,501,899  13,744,711  20,485,772

   Adjustment to weighted average common shares outstanding:
    Weighted average as shown above in primary computation  22,073,550  21,551,581  20,822,029
    Add dilutive effect of outstanding stock options
      (as determined using the treasury stock method)          127,640     117,799     142,137
    Weighted average common shares outstanding, as adjusted 22,201,190  21,669,380  20,964,166

   Net earnings per common share, as adjusted                    $0.65        0.63        0.98

   FULLY DILUTED EARNINGS PER SHARE (A)

   Net earnings per statement of operations                $14,501,899  13,744,711  20,485,772

   Weighted average common shares outstanding as shown
    in primary computation above                            22,073,550  21,551,581  20,822,029

   Add fully dilutive effect of outstanding stock options
    (as determined using the treasury stock method)            181,446     118,211     143,415

   Weighted average common shares outstanding, as adjusted  22,254,996  21,669,792  20,965,444

   Fully diluted earnings per common share                       $0.65        0.63        0.98


   (A)   These calculations are submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because they result in dilution of less than 3%.

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